EX-99.01 Item 2.02 Exhibit Press Release

EASTMAN CHEMICAL COMPANY - EMN

Contacts:
Media:	Tracy Broadwater
423-224-0498 / tkbroadwater@eastman.com
Investors:	Greg Riddle
212-835-1620 / griddle@eastman.com

Eastman Announces Higher Third-Quarter 2008 Earnings Expectation

KINGSPORT, Tenn., October 8, 2008 – Eastman Chemical Company (NYSE:EMN) today announced that third-quarter 2008 earnings per share excluding costs related to strategic actions are expected to be above the high end of the current range of analysts’ estimates on First Call, which is $1.30 per share. The improved earnings per share were driven by higher operating earnings primarily due to a recent decline in raw material and energy costs, higher sales revenue, and ongoing cost reductions which more than offset lower sales volume due to softening demand.

Eastman will announce third-quarter 2008 sales and earnings on Oct. 23, 2008, at approximately 5:00 p.m. Eastern Time. The company will host a conference call with industry analysts on Oct. 24 at 8:00 a.m. Eastern Time. To listen to the live webcast of the conference call, go to www.investors.eastman.com, Presentations. To listen via telephone, the dial-in number is 913-312-1278, passcode number 3704916. A web replay will be available at www.investors.eastman.com, Presentations.  A telephone replay will be available continuously from 11:00 a.m. Eastern Time, Oct. 24, to 12:00 a.m. Eastern Time, Nov. 2, 2008, at 888-203-1112, passcode number 3704916.

Eastman manufactures and markets chemicals, fibers and plastics worldwide. It provides key differentiated coatings, adhesives and specialty plastics products; is a major supplier of cellulose acetate fibers; and produces PET polymers for packaging. As a Responsible Care® company, Eastman is committed to achieving the highest standards of health, safety, environmental and security performance. Founded in 1920 and headquartered in Kingsport, Tenn., Eastman is a FORTUNE 500 company with 2007 sales of $6.8 billion and approximately 10,500 employees. For more information about Eastman and its products, visit www.eastman.com.

Forward-Looking Statements: The statements in this news release concerning expected third-quarter 2008 sales revenue, raw material and energy costs, sales volume, operating earnings and earnings per share excluding certain costs are forward-looking. Such statements are based upon preliminary information and management assumptions and expectations and are subject to risks and uncertainties inherent in projecting results. Important factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements, in addition to those identified with such forward-looking statements, are detailed in the company's reports filed with the Securities and Exchange Commission, including the Form 10-Q filed for the quarter ended June 30, 2008, the Form 8-K to be filed for third quarter 2008 results of operations, and the Form 10-Q to be filed for the quarter ended Sept. 30, 2008.